                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)




                             AMC ENTERTAINMENT, INC.
- --------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    00169100
- --------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
- --------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ] Rule 13d-1(b)

          [x] Rule 13d-1(c)

          [ ] Rule 13d-1(d)

- ------------------                                            ------------------
CUSIP No. 00169100                 13G                           Page 2 of 49
- ------------------                                            ------------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Capital Management
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                                        (b)  [ ]
- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

       NUMBER OF                         -0-
         SHARES                 ------------------------------------------------
      BENEFICIALLY              6        SHARED VOTING POWER
        OWNED BY
          EACH                           335,700
       REPORTING                ------------------------------------------------
      PERSON WITH               7        SOLE DISPOSITIVE POWER

                                         -0-
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         335,700
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               335,700
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               1.7%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               PN
- --------------------------------------------------------------------------------

- ------------------                                            ------------------
CUSIP No. 00169100                 13G                           Page 3 of 49
- ------------------                                            ------------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Associates
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                                        (b)  [ ]

- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

       NUMBER OF                         450,000
         SHARES                 ------------------------------------------------
      BENEFICIALLY              6        SHARED VOTING POWER
        OWNED BY
          EACH                           -0-
       REPORTING                ------------------------------------------------
      PERSON WITH               7        SOLE DISPOSITIVE POWER

                                         450,000
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                           -0-
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               450,000
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               2.3%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               PN
- --------------------------------------------------------------------------------

- ------------------                                            ------------------
CUSIP No. 00169100                 13G                           Page 4 of 49
- ------------------                                            ------------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Mezzanine General Partnership
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                                        (b)  [ ]

- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

       NUMBER OF                         -0-
         SHARES                 ------------------------------------------------
      BENEFICIALLY              6        SHARED VOTING POWER
        OWNED BY
          EACH                           683,737
       REPORTING                ------------------------------------------------
      PERSON WITH               7        SOLE DISPOSITIVE POWER

                                         -0-
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         683,737
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               683,737
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               3.5%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               PN
- --------------------------------------------------------------------------------

- ------------------                                            ------------------
CUSIP No. 00169100                 13G                           Page 5 of 49
- ------------------                                            ------------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Mezzanine Partners, L.P.
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                                        (b)  [ ]

- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

       NUMBER OF                         411,010
         SHARES                 ------------------------------------------------
      BENEFICIALLY              6        SHARED VOTING POWER
        OWNED BY
          EACH                           -0-
       REPORTING                ------------------------------------------------
      PERSON WITH               7        SOLE DISPOSITIVE POWER

                                         411,010
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         -0-
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               411,010
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               2.1%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               PN
- --------------------------------------------------------------------------------

- ------------------                                            ------------------
CUSIP No. 00169100                 13G                           Page 6 of 49
- ------------------                                            ------------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Mezzanine T-E Partners, L.P.
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                                        (b)  [ ]
- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

       NUMBER OF                         184,278
         SHARES                 ------------------------------------------------
      BENEFICIALLY              6        SHARED VOTING POWER
        OWNED BY
          EACH                           -0-
       REPORTING                ------------------------------------------------
      PERSON WITH               7        SOLE DISPOSITIVE POWER

                                         184,278
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         -0-
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               184,278
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               1.0%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               PN
- --------------------------------------------------------------------------------

- ------------------                                            ------------------
CUSIP No. 00169100                 13G                           Page 7 of 49
- ------------------                                            ------------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Mezzanine Foreign Partners, L.P.
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                                        (b)  [ ]
- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

       NUMBER OF                         88,449
         SHARES                 ------------------------------------------------
      BENEFICIALLY              6        SHARED VOTING POWER
        OWNED BY
          EACH                           -0-
       REPORTING                ------------------------------------------------
      PERSON WITH               7        SOLE DISPOSITIVE POWER

                                         88,449
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         -0-
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               88,449
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.5%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               PN
- --------------------------------------------------------------------------------

- ------------------                                            ------------------
CUSIP No. 00169100                 13G                           Page 8 of 49
- ------------------                                            ------------------

- --------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Communications Offshore Fund, Inc.
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                                        (b)  [ ]
- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               British Virgin Islands
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

       NUMBER OF                         135,000
         SHARES                 ------------------------------------------------
      BENEFICIALLY              6        SHARED VOTING POWER
        OWNED BY
          EACH                           -0-
       REPORTING                ------------------------------------------------
      PERSON WITH               7        SOLE DISPOSITIVE POWER

                                         135,000
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         -0-
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               135,000
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.7%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               CO
- --------------------------------------------------------------------------------

- ------------------                                            ------------------
CUSIP No. 00169100                 13G                           Page 9 of 49
- ------------------                                            ------------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               ARPH Media Corp.
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                                        (b)  [ ]
- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

       NUMBER OF                         -0-
         SHARES                 ------------------------------------------------
      BENEFICIALLY              6        SHARED VOTING POWER
        OWNED BY
          EACH                           683,737
       REPORTING                ------------------------------------------------
      PERSON WITH               7        SOLE DISPOSITIVE POWER

                                         -0-
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         683,737
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               683,737
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               3.5%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               CO
- --------------------------------------------------------------------------------

- ------------------                                                 -------------
CUSIP No. 00169100                    13G                          Page 10 of 49
- ------------------                                                 -------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Kornreich Media Corp.
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                         (b) [ ]
- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                         -0-
                                ------------------------------------------------
       NUMBER OF                6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       683,737
        OWNED BY                ------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        -0-
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         683,737
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               683,737
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               3.5%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               CO
- --------------------------------------------------------------------------------

- ------------------                                                 -------------
CUSIP No. 00169100                    13G                          Page 11 of 49
- ------------------                                                 -------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               MJM Media Corp.
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                         (b) [ ]
- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                         -0-
                                ------------------------------------------------
       NUMBER OF                6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       683,737
        OWNED BY                ------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        -0-
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         683,737
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               683,737
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               3.5%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               CO
- --------------------------------------------------------------------------------

- ------------------                                                 -------------
CUSIP No. 00169100                    13G                          Page 12 of 49
- ------------------                                                 -------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               MJDM Corp.
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                         (b) [ ]
- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                         -0-
                                ------------------------------------------------
       NUMBER OF                6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       335,700
        OWNED BY                ------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        -0-
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         335,700
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               335,700
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               1.7%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               CO
- --------------------------------------------------------------------------------

- ------------------                                                 -------------
CUSIP No. 00169100                    13G                          Page 13 of 49
- ------------------                                                 -------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Four JK Corp.
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                         (b) [ ]
- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                         -0-
                                ------------------------------------------------
       NUMBER OF                6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       335,700
        OWNED BY                ------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        -0-
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         335,700
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               335,700
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               1.7%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               CO
- --------------------------------------------------------------------------------

- ------------------                                                 -------------
CUSIP No. 00169100                    13G                          Page 14 of 49
- ------------------                                                 -------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               ARH Corp.
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                         (b) [ ]
- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                         -0-
                                ------------------------------------------------
       NUMBER OF                6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       335,700
        OWNED BY                ------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        -0-
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         335,700
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               335,700
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               1.7%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               CO
- --------------------------------------------------------------------------------

- ------------------                                                 -------------
CUSIP No. 00169100                    13G                          Page 15 of 49
- ------------------                                                 -------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Harvey Sandler
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                         (b) [ ]
- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                         115,000
                                ------------------------------------------------
       NUMBER OF                6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       1,489,437
        OWNED BY                ------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        115,000
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         1,489,437
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,604,437
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               8.3%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               IN
- --------------------------------------------------------------------------------

- ------------------                                                 -------------
CUSIP No. 00169100                    13G                          Page 16 of 49
- ------------------                                                 -------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Phyllis Sandler
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                         (b) [ ]
- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                         20,000
                                ------------------------------------------------
       NUMBER OF                6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       -0-
        OWNED BY                ------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        20,000
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         -0-
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               20,000
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.1%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               IN
- --------------------------------------------------------------------------------

- ------------------                                                 -------------
CUSIP No. 00169100                    13G                          Page 17 of 49
- ------------------                                                 -------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Michael J. Marocco
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                         (b) [ ]
- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                         -0-
                                ------------------------------------------------
       NUMBER OF                6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       1,489,437
        OWNED BY                ------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        -0-
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         1,489,437
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,489,437
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               7.7%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               IN
- --------------------------------------------------------------------------------

- ------------------                                                 -------------
CUSIP No. 00169100                    13G                          Page 18 of 49
- ------------------                                                 -------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               John Kornreich
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                         (b) [ ]
- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                         5,000
                                ------------------------------------------------
       NUMBER OF                6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       1,469,437
        OWNED BY                ------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        5,000
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         1,469,437
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,474,437
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               7.6%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               IN
- --------------------------------------------------------------------------------

- ------------------                                                 -------------
CUSIP No. 00169100                    13G                          Page 19 of 49
- ------------------                                                 -------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Edward G. Grinacoff
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                         (b) [ ]
- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                         27,500
                                ------------------------------------------------
       NUMBER OF                6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       450,000
        OWNED BY                ------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        27,500
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         450,000
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               477,500
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               2.5%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               IN
- --------------------------------------------------------------------------------

- ------------------                                                 -------------
CUSIP No. 00169100                    13G                          Page 20 of 49
- ------------------                                                 -------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Andrew Sandler
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                         (b) [ ]
- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                         -0-
                                ------------------------------------------------
       NUMBER OF                6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       450,000
        OWNED BY                ------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        -0-
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         450,000
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               450,000
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               2.3%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               IN
- --------------------------------------------------------------------------------

- ------------------                                                 -------------
CUSIP No. 00169100                    13G                          Page 21 of 49
- ------------------                                                 -------------

- --------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Douglas E. Schimmel
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                         (b) [ ]
- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                         2,500
                                ------------------------------------------------
       NUMBER OF                6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       630,000
        OWNED BY                ------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        2,500
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         630,000
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               632,500
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               3.3%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               IN
- --------------------------------------------------------------------------------

- ------------------                                                 -------------
CUSIP No. 00169100                    13G                          Page 22 of 49
- ------------------                                                 -------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Michele C. Schimmel
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                         (b) [ ]
- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                         -0-
                                ------------------------------------------------
       NUMBER OF                6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       180,000
        OWNED BY                ------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        -0-
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         180,000
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               180,000
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.9%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               IN
- --------------------------------------------------------------------------------

- ------------------                                                 -------------
CUSIP No. 00169100                    13G                          Page 23 of 49
- ------------------                                                 -------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Hannah Stone
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                         (b) [ ]
- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                         -0-
                                ------------------------------------------------
       NUMBER OF                6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       450,000
        OWNED BY                ------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        -0-
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         450,000
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               450,000
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               2.3%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               IN
- --------------------------------------------------------------------------------

- ------------------                                                 -------------
CUSIP No. 00169100                    13G                          Page 24 of 49
- ------------------                                                 -------------

- --------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               David Lee
- --------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                         (b) [ ]
- --------------------------------------------------------------------------------
      3        SEC USE ONLY

- --------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
- --------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                         -0-
                                ------------------------------------------------
       NUMBER OF                6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       450,000
        OWNED BY                ------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        -0-
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         450,000
- --------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               450,000
- --------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        [ ]

- --------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               2.3%
- --------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               IN
- --------------------------------------------------------------------------------

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 25 of 49
- ------------------                                                 -------------




SCHEDULE 13G

          This Schedule 13G is being filed on behalf of Sandler Capital Management, a New York limited partnership, relating to shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment, Inc. Since February 27, 1996, the entities listed below have acquired through purchases and sales of such stock, an aggregate of 9.4% of the Issuer's Common Stock.

ITEM 1.

         (a)      NAME OF ISSUER: AMC Entertainment, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  106 West 14th Street
                  Kansas City, Missouri 64141

ITEM 2.

1.       (a)      NAME OF PERSON FILING:  Sandler Capital Management

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION:

                  Sandler Capital Management is a limited partnership organized under the laws of the State of New York.

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

2.       (a)      NAME OF PERSON FILING:  Sandler Associates

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION:

                  Sandler Associates is a general partnership organized under the laws of the State of New York.

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 26 of 49
- ------------------                                                 -------------


         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

3.       (a)      NAME OF PERSON FILING:  Sandler Mezzanine General Partnership

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION:

                  Sandler Mezzanine General Partnership is organized under the laws of the State of New York.

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

4.       (a)      NAME OF PERSON FILING:  Sandler Mezzanine Partners, L.P.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION:

                  Sandler Mezzanine Partners, L.P. is a limited partnership organized under the laws of the State of Delaware.

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

5.       (a)      NAME OF PERSON FILING:  Sandler Mezzanine T-E Partners, L.P.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 27 of 49
- ------------------                                                 -------------


         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION:

                  Sandler Mezzanine T-E Partners, L.P. is a limited partnership organized under the laws of the State of Delaware.

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

6.       (a)      NAME OF PERSON FILING:  Sandler Mezzanine Foreign Partners,
                  L.P.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION:

                  Sandler Mezzanine Foreign Partners, L.P. is a limited partnership organized under the laws of the State of Delaware.

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

7.       (a)      NAME OF PERSON FILING: Sandler Communications Offshore Fund,
                  Inc.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION:

                  Sandler Communications Offshore Fund, Inc. is a corporation organized under the laws of the Territory of the British Virgin Islands.

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

8.       (a)      NAME OF PERSON FILING:  ARPH Media Corp.

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 28 of 49
- ------------------                                                 -------------

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION:

                  ARPH Media Corp. is a corporation organized under the laws of the State of New York.

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

9.       (a)      NAME OF PERSON FILING: Kornreich Media Corp.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION:

                  Kornreich Media Corp. is a corporation organized under the laws of the State of New York.

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 29 of 49
- ------------------                                                 -------------


10.      (a)      NAME OF PERSON FILING:  MJM Media Corp.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION:

                  MJM Media Corp. is a corporation organized under the laws of the State of New York.

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

11.      (a)      NAME OF PERSON FILING:  MJDM Corp.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION:

                  MJDM Corp is a corporation organized under the laws of the State of New York.

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

12.      (a)      NAME OF PERSON FILING:  Four JK Corp.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION:

                  Four JK Corp. is a corporation organized under the laws of the State of Delaware.

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 30 of 49
- ------------------                                                 -------------


         (e)      CUSIP NUMBER: 001669100

13.      (a)      NAME OF PERSON FILING:  ARH Corp.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION:

                  ARH Corp. is a corporation organized under the laws of the State of Delaware.

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

14.      (a)      NAME OF PERSON FILING:  Harvey Sandler

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  Sandler Enterprises
                  1555 North Park Drive, Suite 101
                  Weston, Florida  33326

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION: United States

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

15.      (a)      NAME OF PERSON FILING:  Phyllis Sandler

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION: United States

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

16.      (a)      NAME OF PERSON FILING:  Michael J. Marocco

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 31 of 49
- ------------------                                                 -------------

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION: United States

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

17.      (a)      NAME OF PERSON FILING:  John Kornreich

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION: United States

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

18.      (a)      NAME OF PERSON FILING:  Edward G. Grinacoff

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION: United States

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

19.      (a)      NAME OF PERSON FILING:  Andrew Sandler

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 32 of 49
- ------------------                                                 -------------


         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION: United States

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

20.      (a)      NAME OF PERSON FILING:  Douglas E. Schimmel

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION: United States

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

21.      (a)      NAME OF PERSON FILING:  Michele C. Schimmel

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION: United States

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

22.      (a)      NAME OF PERSON FILING:  Hannah Stone

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION: United States

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 33 of 49
- ------------------                                                 -------------


23.      (a)      NAME OF PERSON FILING:  David Lee

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  767 Fifth Avenue
                  New York, New York  10153

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION: United States

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, 66 2/3 cents par value

         (e)      CUSIP NUMBER: 001669100

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b),
                  OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.           OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  1. Sandler Capital Management:

                  (a) Amount beneficially owned: 335,700(1)(6) shares of common stock, 66 2/3 cents par value, of AMC Entertainment, Inc. Pursuant to Management Agreements by and between reporting person and Sandler Communications Offshore Fund, Inc., and other managed accounts, reporting person has sole investment and voting authority over such shares.

                  (b)      Percent of class: 1.7%

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:
                                    -0- shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    335,700(1)(6) shares.

                           (iii) Sole power to dispose or to direct the disposition of:
                                    -0- shares.

                           (iv) Shared power to dispose or to direct the disposition of: 335,700(1)(6) shares.

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 34 of 49
- ------------------                                                 -------------


                  2. Sandler Associates:

                  (a) Amount beneficially owned: 450,000 shares of common stock, 66 2/3 cents par value, of AMC Entertainment, Inc.

                  (b)      Percent of class: 2.3%

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:
                                    450,000 shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    0 shares.

                           (iii) Sole power to dispose or to direct the disposition of: 450,000 shares.

                           (iv) Shared power to dispose or to direct the disposition of: 0 shares.

                  3. Sandler Mezzanine General Partnership:

                  (a) Amount beneficially owned: 683,737(3)(4)(5)(10) shares of common stock, 66 2/3 cents par value, of AMC Entertainment, Inc. Reporting person is the General Partner of Sandler Mezzanine Partners, L.P.

                  (b)      Percent of class: 3.5%

                  (c)      Number of shares as to which the person has:

                           (i) Sole power to vote or to direct the vote: 0 shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    683,737(3)(4)(5)(10) shares.

                           (iii) Sole power to dispose or to direct the disposition of: 0 shares.

                           (iv) Shared power to dispose or to direct the disposition of: 683,737(3)(4)(5)(10) shares.

                  4. Sandler Mezzanine Partners, L.P.:

                  (a) Amount beneficially owned: 411,010 shares of common stock, 66 2/3 cents par value, of AMC Entertainment, Inc.

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 35 of 49
- ------------------                                                 -------------

                  (b)      Percent of class: 2.1%

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:
                                    411,010 shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    0 shares.

                           (iii) Sole power to dispose or to direct the disposition of: 411,010 shares.

                           (iv) Shared power to dispose or to direct the disposition of: 0 shares.

                  5. Sandler Mezzanine T-E Partners, L.P.:

                  (a) Amount beneficially owned: 184,278 shares of common stock, 66 2/3 cents par value, of AMC Entertainment, Inc.

                  (b)      Percent of class: 1.0%

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:
                                    184,278 shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    0 shares.

                           (iii) Sole power to dispose or to direct the disposition of: 184,278 shares.

                           (iv) Shared power to dispose or to direct the disposition of: 0 shares.

                  6. Sandler Mezzanine Foreign Partners, L.P.:

                  (a) Amount beneficially owned: 88,449 shares of common stock, 66 2/3 cents par value, of AMC Entertainment, Inc.

                  (b)      Percent of class: 0.5%

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:
                                    88,449 shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    0 shares.

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 36 of 49
- ------------------                                                 -------------


                           (iii) Sole power to dispose or to direct the disposition of: 88,449 shares.

                           (iv) Shared power to dispose or to direct the disposition of: 0 shares.

                  7. Sandler Communications Offshore Fund, Inc.:

                  (a) Amount beneficially owned: 135,000 shares of common stock, 66 2/3 cents par value, of AMC Entertainment, Inc.

                  (b)      Percent of class: 0.7%

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:
                                    135,000 shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    0 shares.

                           (iii) Sole power to dispose or to direct the disposition of: 135,000 shares.

                           (iv) Shared power to dispose or to direct the disposition of: 0 shares.

                  8. ARPH Media Corp.:

                  (a) Amount beneficially owned: 683,737(3)(4)(5)(10) shares of common stock, 66 2/3 cents par value, of AMC Entertainment, Inc. Reporting person is a general partner of Sandler Mezzanine General Partnership, which is the general partner of Sandler Mezzanine Partners, L.P.

                  (b)      Percent of class: 3.5%

                  (c)      Number of shares as to which the person has:

                           (i) Sole power to vote or to direct the vote: 0 shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    683,737(3)(4)(5)(10) shares.

                           (iii) Sole power to dispose or to direct the disposition of: 0 shares.

                           (iv) Shared power to dispose or to direct the disposition of: 683,737(3)(4)(5)(10) shares.

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 37 of 49
- ------------------                                                 -------------


                  9. Kornreich Media Corp.:

                  (a) Amount beneficially owned: 683,737(3)(4)(5)(10) shares of common stock, 66 2/3 cents par value, of AMC Entertainment, Inc. Reporting person is a general partner of Sandler Mezzanine General Partnership, which is the general partner of Sandler Mezzanine Partners, L.P.

                  (b)      Percent of class: 3.5%

                  (c)      Number of shares as to which the person has:

                           (i) Sole power to vote or to direct the vote: 0 shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    683,737(3)(4)(5)(10) shares.

                           (iii) Sole power to dispose or to direct the disposition of: 0 shares.

                           (iv) Shared power to dispose or to direct the disposition of: 683,737(3)(4)(5)(10) shares.

                  10. MJM Media Corp.:

                  (a) Amount beneficially owned: 683,737(3)(4)(5)(10) shares of common stock, 66 2/3 cents par value, of AMC Entertainment, Inc. Reporting person is

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 38 of 49
- ------------------                                                 -------------

                           a general partner of Sandler Mezzanine General Partnership, which is the general partner of Sandler Mezzanine Partners, L.P.

                  (b)      Percent of class: 3.5%

                  (c)      Number of shares as to which the person has:

                           (i) Sole power to vote or to direct the vote: 0 shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    683,737(3)(4)(5)(10) shares.

                           (iii) Sole power to dispose or to direct the disposition of: 0 shares.

                           (iv) Shared power to dispose or to direct the disposition of: 683,737(3)(4)(5)(10) shares.

                  11. ARH Corp.:

                  (a) Amount beneficially owned: 335,700(1)(6) shares of common stock, 66 2/3 cents par value, of AMC Entertainment, Inc. Reporting person is a general partner of Sandler Capital Management.

                  (b)      Percent of class: 1.7%

                  (c)      Number of shares as to which the person has:

                           (i) Sole power to vote or to direct the vote: 0 shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    335,700(1)(6) shares.

                           (iii) Sole power to dispose or to direct the disposition of: 0 shares.

                           (iv) Shared power to dispose or to direct the disposition of: 335,700(1)(6)
                                    shares.

                  12. MJDM Corp.:

                  (a) Amount beneficially owned: 335,700(1)(6) shares of common stock, 66 2/3 cents par value, of AMC Entertainment, Inc. Reporting person is a general partner of Sandler Capital Management.

                  (b)      Percent of class: 1.7%

                  (c)      Number of shares as to which the person has:

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 39 of 49
- ------------------                                                 -------------

                           (i) Sole power to vote or to direct the vote: 0 shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    335,700(1)(6) shares.

                           (iii) Sole power to dispose or to direct the disposition of: 0 shares.

                           (iv) Shared power to dispose or to direct the disposition of: 335,700(1)(6) shares.

                  13. Four JK Corp.:

                  (a)      Amount beneficially owned: 335,700(1)(3)(4)(5)(6)
                           shares of common stock, 66 2/3 cents par value, of AMC Entertainment, Inc. Reporting person is a general partner of Sandler Capital Management.

                  (b)      Percent of class: 1.7%

                  (c)      Number of shares as to which the person has:

                           (i) Sole power to vote or to direct the vote: 0 shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    335,700(1)(6) shares.

                           (iii) Sole power to dispose or to direct the disposition of: 0 shares.

                           (iv) Shared power to dispose or to direct the disposition of: 335,700(1)(6) shares.

                  14. Harvey Sandler:

                  (a)      Amount beneficially owned:
                           1,584,437(1)(2)(3)(4)(5)(6)(10)(12)(13) shares of
                           common stock, 66 2/3 cents par value, of AMC
                           Entertainment, Inc. Reporting person is a general partner of Sandler Associates, the sole shareholder of ARH Corp., a general partner of Sandler Capital Management, a member of the management committee of Sandler Capital Management, the majority shareholder of ARPH Media Corp., a general partner of Sandler Mezzanine General Partnership, and the husband of Phyllis Sandler.

                  (b)      Percent of class: 8.2%

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:
                                    115,000 shares.

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 40 of 49
- ------------------                                                 -------------


                           (ii)     Shared power to vote or to direct the vote:
                                    1,469,437(1)(2)(3)(4)(5)(6)(10)(12)(13)
                                    shares.

                           (iii) Sole power to dispose or to direct the disposition of: 115,000 shares.

                           (iv) Shared power to dispose or to direct the disposition of:
                                    1,469,437(1)(2)(3)(4)(5)(6)(10)(12)(13)
                                    shares.

                  15. Phyllis Sandler:

                  (a) Amount beneficially owned: 20,000(13) shares of common stock, 66 2/3 cents par value, of AMC Entertainment, Inc.

                  (b)      Percent of class: 0.1%

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:
                                    20,000(13) shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    0 shares.

                           (iii) Sole power to dispose or to direct the disposition of: 20,000(13) shares.

                           (iv) Shared power to dispose or to direct the disposition of: 0 shares.

                  16. Michael J. Marocco:

                  (a)      Amount beneficially owned:
                           1,489,437(1)(2)(3)(4)(5)(6)(7)(10) shares of common
                           stock, 66 2/3 cents par value, of AMC Entertainment, Inc. Reporting person is a general partner of Sandler Associates, the sole shareholder of MJDM Corp., a general partner of Sandler Capital Management, a member of the management committee of Sandler Capital Management, sole shareholder of MJM Media Corp., a general partner of Sandler Mezzanine General Partnership, and Trustee for each of the Hailey Marie Schimmel Irrevocable Trust and the Elizabeth Grace Schimmel Irrevocable Trust.

                  (b)      Percent of class: 7.7%

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:
                                    -0- shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    1,489,437(1)(2)(3)(4)(5)(6)(7)(10) shares.

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 41 of 49
- ------------------                                                 -------------



                           (iii) Sole power to dispose or to direct the disposition of: 0 shares.

                           (iv) Shared power to dispose or to direct the disposition of:
                                    1,489,437(1)(2)(3)(4)(5)(6)(7)(10) shares.

                  17. John Kornreich:

                  (a)      Amount beneficially owned:
                           1,474,437(1)(2)(3)(4)(5)(6)(10) shares of common
                           stock, 66 2/3 cents par value, of AMC Entertainment, Inc. Reporting person is a general partner of Sandler Associates, the majority shareholder of Four JK Corp., a general partner of Sandler Capital Management, a member of the management committee of Sandler Capital Management, sole shareholder of Kornreich Media Corp., a general partner of Sandler Mezzanine General Partnership, and general partner of JK Media Limited Partnership.

                  (b)      Percent of class: 7.6%

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:
                                    5,000(10) shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    1,469,437(1)(2)(3)(4)(5)(6)(10) shares.

                           (iii) Sole power to dispose or to direct the disposition of: 5,000(10) shares.

                           (iv) Shared power to dispose or to direct the disposition of: 1,469,437(1)(2)(3)(5)(6)(10)
                                    shares.

                  18. Edward G. Grinacoff:

                  (a) Amount beneficially owned: 477,500(2)(10) shares of common stock, 66 2/3 cents par value, of AMC Entertainment, Inc. Reporting person is a general partner of Sandler Associates.

                  (b)      Percent of class: 2.5%

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:
                                    27,500 shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    450,000(2)(10) shares.

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 42 of 49
- ------------------                                                 -------------



                           (iii) Sole power to dispose or to direct the disposition of: 27,500 shares.

                           (iv) Shared power to dispose or to direct the disposition of: 450,000(2)(10) shares.

                  19. Andrew Sandler:

                  (a) Amount beneficially owned: 450,000(2)(10) shares of common stock, 66 2/3 cents par value, of AMC Entertainment, Inc. Reporting person is a general partner of Sandler Associates.

                  (b)      Percent of class: 2.3%

                  (c)      Number of shares as to which the person has:

                           (i) Sole power to vote or to direct the vote: 0 shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    450,000(2)(10) shares.

                           (iii) Sole power to dispose or to direct the disposition of: 0 shares.

                           (iv) Shared power to dispose or to direct the disposition of: 450,000(2)(10) shares.

                  20. Douglas E. Schimmel:

                  (a)      Amount beneficially owned: 632,500(2)(7)(9)(10)(11)
                           shares of common stock, 66 2/3 cents par value, of AMC Entertainment, Inc. Reporting person is a general partner of Sandler Associates., a trustee of each of the Hailey Marie Schimmel Irrevocable Trust and the Elizabeth Grace Irrevocable Trust, and the husband of Michele C. Schimmel.

                  (b)      Percent of class: 3.3%

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:
                                    2,500(9) shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    630,000(2)(7)(10)(11) shares.

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 43 of 49
- ------------------                                                 -------------


                           (iii) Sole power to dispose or to direct the disposition of: 2,500(9) shares.

                           (iv) Shared power to dispose or to direct the disposition of: 630,000(2)(7)(10)(11)
                                    shares.

                  21. Michele C. Schimmel:

                  (a) Amount beneficially owned: 180,000(7)(10)(11) shares of common stock, 66 2/3 cents par value, of AMC Entertainment, Inc. Reporting person is a general partner of Sandler Associates.

                  (b)      Percent of class: 0.9%

                  (c)      Number of shares as to which the person has:

                           (i) Sole power to vote or to direct the vote: 0 shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    180,000(7)(10)(11) shares.

                           (iii) Sole power to dispose or to direct the disposition of: 0 shares.

                           (iv) Shared power to dispose or to direct the disposition of: 180,000(7)(10)(11) shares.

                  22. David Lee:

                  (a) Amount beneficially owned: 450,000(2)(10) shares of common stock, 66 2/3 cents par value, of AMC Entertainment, Inc. Reporting person is a general partner of Sandler Associates.

                  (b)      Percent of class: 2.3%

                  (c)      Number of shares as to which the person has:

                           (i) Sole power to vote or to direct the vote: 0 shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    450,000(2)(10) shares.

                           (iii) Sole power to dispose or to direct the disposition of: 0 shares.

                           (iv) Shared power to dispose or to direct the disposition of: 450,000(2)(10) shares.

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 44 of 49
- ------------------                                                 -------------

                  23. Hannah Stone:

                  (a) Amount beneficially owned: 450,000(2)(10) shares of common stock, 66 2/3 cents par value, of AMC Entertainment, Inc. Reporting person is a general partner of Sandler Associates.

                  (b)      Percent of class: 2.3%

                  (c)      Number of shares as to which the person has:

                           (i) Sole power to vote or to direct the vote: 0 shares.

                           (ii)     Shared power to vote or to direct the vote:
                                    450,000(2)(10) shares.

                           (iii) Sole power to dispose or to direct the disposition of: 0 shares.

                           (iv) Shared power to dispose or to direct the disposition of: 450,000(2)(10) shares.

- ----------

(1) Includes 200,700 shares of Common Stock managed by Sandler Capital Management pursuant to written agreements.

(2)      Includes 450,000 shares of Common Stock owned by Sandler Associates.

(3) Includes 411,010 shares of Common Stock owned by Sandler Mezzanine Partners, L.P.

(4) Includes 184,278 shares of Common Stock owned by Sandler Mezzanine T-E Partners, L.P.

(5) Includes 88,449 shares of Common Stock owned by Sandler Mezzanine Foreign Partners, L.P.

(6) Includes 135,000 shares of Common Stock owned by Sandler Communications Offshore Fund, Inc.

(7) Includes 10,000 shares of Common Stock owned by Hailey Marie Schimmel Irrevocable Trust and 10,000 shares of Common Stock owned by Elizabeth Grace Schimmel Irrevocable Trust.

(8)      Includes 5,000 shares of Common Stock owned by JK Media Limited
         Partnership.

(9)      Includes 2,500 shares of Common Stock owned by Douglas E. Schimmel IRA.

(10) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

(11) Includes 160,000 shares of Common Stock owned jointly by Douglas E. Schimmel and Michele C. Schimmel.

(12)     Includes 20,000 shares of Common Stock owned by Phyllis Sandler.

(13)     Phyllis Sandler is the wife of Harvey Sandler.

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 45 of 49
- ------------------                                                 -------------


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  See Exhibit A for Joint Filing Agreement.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATIONS.

                  By signing below each party certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 46 of 49
- ------------------                                                 -------------



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 14, 2001          Sandler Capital Management



                                  By:      /s/ Moira Mitchell
                                     -----------------------------------------
                                  Name:    Moira Mitchel
                                     -----------------------------------------
                                  Title:   President
                                     -----------------------------------------

Date:  February 14, 2001          Sandler Associates



                                  By:      /s/ Edward G. Grinacoff
                                     -----------------------------------------
                                  Name:    Edward G. Grinacoff
                                     -----------------------------------------
                                  Title:   General Partner
                                     -----------------------------------------

Date:  February 14, 2001          Sandler Mezzanine General Partnership



                                  By:      /s/ Edward G. Grinacoff
                                     -----------------------------------------
                                  Name:    Edward G. Grinacoff
                                     -----------------------------------------
                                  Title:   Secretary
                                     -----------------------------------------

Date:  February 14, 2001          Sandler Mezzanine Partners, L.P.

                                  By:      /s/ Edward G. Grinacoff
                                     -----------------------------------------
                                  Name:    Edward G. Grinacoff
                                     -----------------------------------------
                                  Title:   Secretary
                                     -----------------------------------------

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 47 of 49
- ------------------                                                 -------------


Date:  February 14, 2001         Sandler Mezzanine T-E Partners, L.P.
                                  By: Sandler Mezzanine General Partnership
                                      its General Partner
                                        By: MJM MEDIA CORP.,
                                            a General Partner

                                  By: /s/ EDWARD G. GRINACOFF
                                     -----------------------------------------
                                  Name: Edward G. Grinacoff
                                     -----------------------------------------
                                  Title: Secretary
                                     -----------------------------------------

Date:  February 14, 2001          Sandler Mezzanine Foreign Partners, L.P.
                                  By: Sandler Mezzanine General Partnership,
                                      its General Partner
                                        By: MJM MEDIA CORP.,
                                            a General Partner

                                  By: /s/ EDWARD G. GRINACOFF
                                     -----------------------------------------
                                  Name: Edward G. Grinacoff
                                     -----------------------------------------
                                  Title: Secretary
                                     -----------------------------------------

Date:  February 14 , 2001         Sandler Communications Offshore Fund, Inc.



                                  By: /s/ EDWARD G. GRINACOFF
                                     -----------------------------------------
                                  Name: Edward G. Grinacoff
                                     -----------------------------------------
                                  Title: Director
                                     -----------------------------------------

Date:  February 14, 2001         ARPH Media Corp.



                                  By: /s/ EDWARD G. GRINACOFF
                                     -----------------------------------------
                                  Name: Edward G. Grinacoff
                                     -----------------------------------------
                                  Title: Secretary
                                     -----------------------------------------

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 48 of 49
- ------------------                                                 -------------


Date:  February 14, 2001          Kornreich Media Corp.



                                  By:    /s/ EDWARD G. GRINACOFF
                                     -----------------------------------------
                                  Name:  Edward G. Grinacoff
                                     -----------------------------------------
                                  Title: Secretary
                                     -----------------------------------------


Date:  February 14, 2001          MJM Media Corp.



                                  By:    /s/ EDWARD G. GRINACOFF
                                     -----------------------------------------
                                  Name:  Edward G. Grinacoff
                                     -----------------------------------------
                                  Title: Secretary
                                     -----------------------------------------

Date:  February 14, 2001          ARH Corp.



                                  By:    /s/ MOIRA MITCHELL
                                     -----------------------------------------
                                  Name:  Moira Mitchell
                                     -----------------------------------------
                                  Title: Secretary
                                     -----------------------------------------

Date:  February 14, 2001          MJDM Corp.



                                  By:    /s/ MOIRA MITCHELL
                                     -----------------------------------------
                                  Name:  Moira Mitchell
                                     -----------------------------------------
                                  Title: President
                                     -----------------------------------------

Date:  February 14, 2001          Four JK Corp.



                                  By:    /s/ MOIRA MITCHELL
                                     -----------------------------------------
                                  Name:  Moira Mitchell
                                     -----------------------------------------
                                  Title: President
                                     -----------------------------------------


Date:  February 14, 2001          By:    /s/ HARVEY SANDLER
                                     -----------------------------------------
                                  Name:  Harvey Sandler

- ------------------                                                 -------------
CUSIP No. 00169100                       13G                       Page 49 of 49
- ------------------                                                 -------------


Date:  February 14, 2001          By:    /s/ PHYLLIS SANDLER
                                     -----------------------------------------
                                  Name:  Phyllis Sandler


Date:  February 14, 2001          By:    /s/ MICHAEL J. MAROCCO
                                     -----------------------------------------
                                  Name:  Michael J. Marocco


Date:  February 14, 2001          By:    /s/ EDWARD G. GRINACOFF
                                     -----------------------------------------
                                  Name:  Edward G. Grinacoff


Date:  February 14, 2001          By:    /s/ ANDREW SANDLER
                                     -----------------------------------------
                                  Name:  Andrew Sandler


Date:  February 14, 2001          By:    /s/ DOUGLAS E. SCHIMMEL
                                     -----------------------------------------
                                  Name:  Douglas E. Schimmel


Date:  February 14, 2001          By:    /s/ MICHELE C. SCHIMMEL
                                     -----------------------------------------
                                  Name:  Michele C. Schimmel


Date:  February 14, 2001          By:    /s/ DAVID LEE
                                     -----------------------------------------
                                  Name:  David Lee


Date:  February 14, 2001          By:    /s/ HANNAH STONE
                                     -----------------------------------------
                                  Name:  Hannah Stone

                                 EXHIBIT INDEX




EXHIBIT
NUMBER              DESCRIPTION
- -------             -----------
 99(A)              Joint Filing Agreement